UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 25, 2021 (October 21, 2021)

WOLVERINE WORLD WIDE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-06024	38-1185150
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9341 Courtland Drive N.E., Rockford, Michigan	49351
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (616) 866-5500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $1 Par Value	WWW	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 21, 2021, Wolverine World Wide, Inc. (the “Company”) entered into a 2021 Replacement Facility Amendment and Reaffirmation Agreement (the “Amendment”) to its Credit Agreement, dated as of July 31, 2012 (as previously amended and restated as of October 10, 2013, as further amended and restated on July 13, 2015, as further amended as of September 15, 2016, as further amended and restated as of December 6, 2018, as further amended as of May 5, 2020, the “Credit Agreement”), among the Company, the Additional Borrowers party thereto, the Guarantors party thereto, JP Morgan Chase Bank, N.A., as administrative agent and as a lender, and the other lenders party thereto.

The Amendment amended and restated the Credit Agreement to, among other things: (i) provide for a term loan A facility (the “Term Facility”) in an aggregate principal amount of $200 million, which will replace the existing term loan facility under the Credit Agreement; (ii) provide for an increased revolving credit facility (the “Revolving Facility” and, together with the Term Facility, the “Senior Credit Facilities”) with total commitments of $1 billion, an increase of $200 million from the existing $800 million revolving credit facility; and (iii) set the LIBOR floor to 0%.

There was $310.0 million in principal amount of loans outstanding under the Revolving Facility at closing and approximately $5.9 million of existing letters of credit remained issued under the Revolving Facility at closing.

Loans under the Senior Credit Facilities bear interest at a variable rate equal to either (i) the applicable base rate or (ii) LIBOR, plus in each case an interest margin determined by the Company’s net total leverage ratio, with a range of base rate margins from 0.125% to 1.000%, and a range of LIBOR margins from 1.125% to 2.000%. Commitment fees for unused Revolving Facility capacity are at a rate (also based on net total leverage) ranging from 0.150% to 0.300%.

The maturity date of the loans under the Senior Credit Facilities was extended to October 21, 2026.

Certain other changes were made to the terms of the Senior Credit Facilities, including changes providing greater flexibility to the Company with respect to certain covenants.

The foregoing summary is qualified in its entirety by reference to the complete text of the Amendment, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure set forth in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

10.1	2021 Replacement Facility Amendment and Reaffirmation Agreement, dated as of October 21, 2021 among the Company, the Additional Borrowers party thereto, the Guarantors party thereto, JP Morgan Chase Bank, N.A., as administrative agent and as a lender, and the other lenders party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 25, 2021	WOLVERINE WORLD WIDE, INC. (Registrant)

/s/ Michael D. Stornant
Michael D. Stornant
Senior Vice President, Chief Financial Officer and Treasurer

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